Exhibit 99


For immediate release:                       Contact:  Andy McCormick
April 22, 2003                                           212-573-1226


               FIRST-QUARTER 2003 PERFORMANCE REPORT


  PFIZER ANNOUNCES STRONG FIRST-QUARTER RESULTS, BEGINS INTEGRATION OF
        PHARMACIA, EXPANDS GLOBAL LEADERSHIP IN PHARMACEUTICALS
                                     ---
             First Quarter Marked by Significant Marketing,
            Product-Development, and Licensing Achievements
                                     ---
        Quarterly Revenues Grew 10 Percent to $8.525 Billion,
         Reported Diluted EPS Increased 145 Percent to $.76,
             Adjusted Diluted EPS* Up 15 Percent to $.45
                                     ---
               Partnerships to Improve Patient Access
               to Needed Medicines Continue to Expand

*"Adjusted income" and "adjusted diluted earnings per share" are defined as reported net income and reported diluted earnings per share, respectively, excluding certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle.


NEW YORK, April 22 -- As Pfizer begins the integration of Pharmacia, the Company today reported strong first-quarter financial results, with revenues up 10 percent, reported diluted earnings per share (EPS) up 145 percent to 76 cents, and adjusted diluted EPS* up 15 percent to 45 cents, compared to the same period in the prior year. In addition, the Company reported significant product-development milestones, as well as continuing success in its partnership programs to broaden access to its innovative medicines for patients worldwide.

"For the first quarter, Pfizer again delivered solid operating results, driven by the breadth and depth of our product portfolio and the effectiveness of our global organization," said Hank McKinnell, chairman and chief executive officer. "Those results continue to differentiate us within the industry and underscore our competitive strength.

"With the Pharmacia integration now underway, it is important that investors and other members of the public understand the full range of our activities to serve our various stakeholders -- including patients, customers, business partners, and the communities where we live and work. That is why, as part of this business performance report, we are also highlighting our commitment to improving patient access to medicines and our innovative public-private partnerships that are improving the quality of life for millions around the world."


Quarter Marked by Significant Product Launches, Approvals, Filing
    Submissions, Clinical Findings, and Licensing Agreements

"Pfizer's revenue growth continues to be driven by strong underlying demand for our medicines and recognition of the value they provide," stated Karen Katen, executive vice president of the Company and president of Pfizer Global Pharmaceuticals. "Many major products, including Lipitor, Neurontin, Viagra, Zithromax, Zyrtec, and our alliance products collectively, achieved double-digit revenue growth in the first quarter. For example, Zyrtec is off to a great start this year, with 33 percent growth despite increased over-the-counter competition in the antihistamine market.

"Lipitor, the world's best-selling pharmaceutical product, realized more than $2 billion in sales in the quarter, while Norvasc, Zoloft, Neurontin, and Zithromax each achieved sales greater than $500 million. Ten products representing 69 percent of worldwide human pharmaceutical revenues grew a combined 17 percent. Eight products -- Neurontin, Viagra, Aricept, Lipitor, Norvasc, Celebrex, Zithromax, and Diflucan -- sustained the number one position worldwide in their respective therapeutic area.

"This strong revenue performance was again geographically broad-based. Double-digit revenue growth in the quarter was achieved in Japan, France, the U.K., Spain, Germany, and other major markets."

Product performance, licensing, and development milestones so far during 2003 included the following:

-- Pfizer submitted a filing to the FDA in March for the dual therapy of Lipitor and Norvasc. This product will make a significant contribution to the management of cardiovascular disease by treating two of the most common risk factors -- high cholesterol and high blood pressure. Between 35 percent and 50 percent of patients with high cholesterol also have high blood pressure, and vice versa.

-- Pfizer submitted a filing in the European Union in March for pregabalin for treatment of neuropathic pain and adjunctive therapy in epilepsy. As planned, an NDA submission in the U.S. is expected later this year for pregabalin in neuropathic pain, adjunctive therapy in epilepsy, and generalized anxiety disorder.

-- Pharmacia submitted a supplemental filing in the U.S. in April for Inspra for treatment of congestive heart failure.

-- Pfizer submitted a supplemental filing in the U.S. in March for use of Zithromax in sinusitis, the respiratory-tract infection requiring the second-highest level of antibiotic expenditures.

-- Zoloft received approval in the U.S. for social anxiety disorder. Zoloft is the first and only selective serotonin reuptake inhibitor (SSRI) approved in the U.S. for long-term treatment in patients with this condition. Zoloft continues to be the most-prescribed SSRI in the U.S., with the broadest range of indications for mood and anxiety disorders of any antidepressant.

-- Pharmacia received marketing approval in the U.S. in March for Somavert for the treatment of acromegaly, a serious, life-shortening disease triggered by over-secretion of growth hormone. Somavert is the first growth hormone receptor antagonist approved for acromegaly.

-- Relpax, a highly effective and cost-effective treatment for migraines, was launched in the U.S. in March, bringing the number of countries where it is marketed to 25, including Japan and most of Europe. Pfizer's demonstrated medical marketing expertise is expected to help reach the large population of migraine sufferers throughout the world who are unsatisfied with existing treatments or are not being treated at all.

-- Spiriva, the first once-a-day inhaled bronchodilator treatment for chronic obstructive pulmonary disease (COPD), was launched in Spain, Australia, Canada, and other markets in the quarter, bringing the number of countries in which this breakthrough medicine is available to 16. Spiriva is co-promoted by Pfizer and Boehringer Ingelheim, the company that discovered and developed Spiriva.

-- New prescriptions in the U.S. for Rebif, the multiple sclerosis medicine that Pfizer co-promotes with Serono in the U.S., have grown 33 percent since the Pfizer launch in October 2002. Pfizer's partnership with Serono, the company that discovered and developed Rebif, demonstrates our commitment to meeting unmet medical needs across many therapeutic categories, whether their patient populations are large or small.

-- Pfizer presented data at the annual meeting of the American College of Cardiology on Lipitor's performance in the Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT), a landmark Phase IV study. In ASCOT, the nearly 20,000 patients with normal or mildly elevated cholesterol levels who took Lipitor with their antihypertensive medication had 36 percent fewer fatal coronary events and non-fatal heart attacks than patients treated with placebo. These patients also experienced a 27 percent reduction in fatal and non-fatal strokes and a 21 percent reduction in cardiovascular events and procedures.

-- In an agreement with Daiichi Pharmaceutical, Pfizer obtained an exclusive license for DK-507k, a novel, extended-spectrum quinolone antibiotic for both oral and intravenous administration to treat respiratory-tract and other infections. In pre-clinical studies, DK-507k has shown superior activity against penicillin-resistant Streptococcus pneumoniae compared to currently marketed quinolones. The product is currently in Phase I clinical trials.

Advanced-stage clinical studies are continuing for several agents, including indiplon for insomnia, under co-development with Neurocrine Biosciences, Inc.; Macugen for macular degeneration, under co-development with Eyetech Pharmaceuticals, Inc.; capravirine for HIV/AIDS; lasofoxifene for osteoporosis and other indications; varenicline (CP-526,555) for smoking cessation; and Exubera, an inhalable form of insulin under co-development, co-manufacture, and co-marketing with Aventis, with the participation of Nektar Therapeutics. Product development initiatives of the former Pharmacia Corporation include Dynastat and Bextra for acute pain; Inspra for hypertension and congestive heart failure; Xalcom for glaucoma; sumanirole for Parkinson's disease; roflumilast for COPD and asthma, under co-development with Altana Pharma; CDP-870 for rheumatoid arthritis, under co-development with Celltech Group plc; and selective COX-2 inhibitors for cancer.

"Pfizer has a diverse and promising pipeline of new compounds," said Peter B. Corr, Ph.D., senior vice president of science and technology. "The Company now has more than 200 projects in development, with more than 100 new molecular entities and more than 100 projects to evaluate new indications or new delivery systems for currently marketed drugs. In addition, we now have approximately 400 projects ongoing in discovery to continue to build for the long term.

"We are focused on increased productivity in R&D through the targeted application of new technologies as well as a disciplined approach to resource allocation," Dr. Corr continued. "We are also excited about the synergistic opportunities resulting from our acquisition of Pharmacia."


        Quarterly Revenues Grew 10 Percent to $8.525 Billion,
         Reported Diluted EPS Increased 145 Percent to $.76,
             Adjusted Diluted EPS Up 15 Percent to $.45

Total revenues for the first quarter of 2003 were $8.525 billion, generating growth of 10 percent relative to the prior year. Reported net income for the period increased 138 percent to $4.665 billion, and reported diluted EPS grew 145 percent to $.76. Reported net income and diluted EPS include an after-tax gain of $2.2 billion and $.36, respectively -- both associated with the sale of the Adams confectionery and Schick-Wilkinson Sword shaving-products businesses and two product lines.

Adjusted income increased by 13 percent to $2.744 billion for the first quarter. Adjusted diluted EPS for the same period grew 15 percent to $.45.

David Shedlarz, Pfizer's executive vice president and chief financial officer, stated, "Our first-quarter financial results are the last to be reported prior to the acquisition of Pharmacia, which will be accounted for as a purchase. Our double-digit revenue and income growth rates reflect Pfizer's strength as we begin the integration process."

Revenue growth was led by the Company's human pharmaceutical operations, which achieved first-quarter revenues of $7.548 billion, up 11 percent.

Sales of Pfizer's Consumer Healthcare business were $596 million in the first quarter, down 7 percent. The year-over-year decline is due to lower sales of Listerine PocketPaks in the U.S., reflecting a change in demand from initial trial to a more normalized consumption pattern, as well as the impact of the Rx-to-OTC switch of Claritin on the U.S. upper-respiratory business. Partially offsetting these factors were additional successful launches of Listerine PocketPaks and strong sales of Listerine mouthwash.

Animal Health sales increased 13 percent in the period to $269 million, as both the livestock and companion-animal businesses recorded revenue growth in excess of 10 percent.

"Our financial performance is, and has been, characterized by four hallmarks: strong revenue growth driven by existing and new products; ongoing investment in support of marketed and prospective products; profit-margin expansion stemming from operating leverage and productivity initiatives; and strong earnings growth," Mr. Shedlarz noted.

"In addition, Pfizer has very strong cash flow and a sound balance sheet. Cash flow from continuing operations for full-year 2002 totaled $9.864 billion, one of the highest levels for any company worldwide. Pfizer is one of only seven non-financial companies to earn the highest credit rating from both Moody's and Standard and Poor's, a rating Pfizer has maintained for 17 years. Our strong current growth, commitment to investing in future growth, and unparalleled financial strength are a combination rarely found in industry today."

Mr. Shedlarz concluded, "The close of the Pharmacia transaction on April 16 marked the transition from planning to integrating Pharmacia's organization and operations. We look forward to updating investors on Pfizer's expected performance, including financial projections related to the acquisition of Pharmacia, at an analyst meeting in New York in June."


                Partnerships to Improve Patient Access
               to Needed Medicines Continue to Expand

"Achieving our goal of becoming the most valued company to all our stakeholders requires strong financial performance, sustained by innovative products," said Dr. McKinnell. "But it is equally important that we continue to improve patient access to innovative medicines worldwide."

Pfizer's access-related initiatives reported significant progress during the quarter:

-- The Diflucan Partnership Program continues to expand, adding Zimbabwe to the list of 15 countries in Africa and the Caribbean where patients can receive free doses of Pfizer's highly effective antifungal medicine to treat two opportunistic infections associated with HIV/AIDS. Since the program was launched in December 2000, two million doses of Diflucan have been dispensed and 11,000 health-care workers have been trained in the diagnosis and management of AIDS-related opportunistic infections.

-- Pfizer's partnership with the International Trachoma Initiative (ITI) is producing dramatic results. This initiative, which is directed at fighting the world's leading cause of preventable blindness, is now in nine countries. In Morocco, preliminary data suggest that this severe disease has been eliminated in children, and the ITI expects blinding trachoma to be eliminated in Morocco by 2005. Overall, 50,000 individuals have received sight-preserving surgery, more than five million have received antibiotic treatment, and 20 million have received health education.

-- Through its three U.S. patient assistance programs, Pfizer provided more than one million prescriptions at low or no cost in the quarter. The Pfizer for Living Share Card -- our prescription drug benefit program for low-income, Medicare-enrolled seniors and the disabled -- marked its first anniversary in January and now has over 300,000 members. Pfizer's Sharing the Care program, now in its tenth year, provides medication to low-income, uninsured patients; it served 100,000 patients in the quarter, bringing the total since inception to 2.3 million.

"These achievements -- coupled with our long-term commitment to the highest standards in corporate governance and citizenship -- should give Pfizer investors and colleagues well-deserved pride in our Company," Dr. McKinnell concluded.

"Today, Pfizer can look back to a record of growth and success unequaled in our industry. Even more important, we can look forward to a future of unparalleled opportunities. One day, we know, without question, that we will become the company that does more good, for more people, than any other on the planet."

For additional details, please see the attached financial schedules, product revenue table, and Supplemental Information.

DISCLOSURE NOTICE: The information contained in this document is as of April 22, 2003. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health-care cost containment; possible U.S. legislation affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision related to product liability, patent protection, and other lawsuits; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest-rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in its periodic reports on Forms 10-Q and 8-K (if any).




                    PFIZER INC AND SUBSIDIARY COMPANIES
                 CONDENSED CONSOLIDATED STATEMENT OF INCOME
                              (UNAUDITED)


    (millions of dollars, except per common share data)


                                    First Quarter % Incr./
                                     2003    2002  (Decr.)*

    Revenues                        $8,525  $7,747    10

    Costs and expenses:
     Cost of sales                   1,065     940    13
     Selling, informational
      and administrative exps.       2,744   2,545     8
     Research and development
      expenses                       1,218   1,181     3
     Merger-related costs               91     109   (16)
     Other (income)/deductions--net    183     (88)   **

    Income from continuing operations
     before provision for taxes on
     income, minority interests and
     cumulative effect of changes in
     accounting principle            3,224   3,060     5

    Provision for taxes on income      764     747     2

    Minority interests                  --       1    **

    Income from continuing operations
     before cumulative effect of
     changes in accounting
     principle                       2,460   2,312     6

    Discontinued operations:
     Income from operations of
      discontinued
      businesses--net of tax            33      61   (47)
     Gains on sales of
      discontinued
      businesses--net of tax         2,202      --    **
    Discontinued
     operations--net of tax          2,235      61    M+

    Income before cumulative
     effect of changes in
     accounting principle            4,695   2,373    98

    Cumulative effect of
     changes in accounting
     principle--net of tax             (30)   (410)  (93)

    Net income                      $4,665  $1,963   138

    Earnings per common share--Basic:
      Income from continuing
       operations before
       cumulative effect of
       changes in accounting
       principle                    $  .40  $  .38     5
      Discontinued operations:
       Income from operations
        of discontinued
        businesses--net of tax          --      .01    **
       Gains on sales of
        discontinued
        businesses--net of tax         .36       --    **
      Discontinued
       operations--net of tax          .36      .01    M+
      Income before cumulative
       effect of changes in
       accounting principle            .76      .39    95
      Cumulative effect of
       changes in accounting
       principle--net of tax            --     (.07)   **
      Net income                    $  .76   $  .32   138


     Earnings per common share--Diluted:
       Income from continuing
        operations before
        cumulative effect of
        changes in accounting
        principle                   $  .40   $  .37     8
       Discontinued operations:
        Income from operations
         of discontinued
         businesses--net of tax         --      .01    **
        Gains on sales of
         discontinued
         businesses--net of tax        .36       --    **
       Discontinued
        operations--net of tax         .36      .01    M+
       Income before cumulative
        effect of changes in
        accounting principle           .76      .38   100
       Cumulative effect of
        changes in accounting
        principle--net of tax           --     (.07)   **
       Net income                   $  .76   $  .31   145


    *  - Percentages may reflect rounding adjustments.
    ** - Calculation not meaningful.
    M+ - Change greater than one thousand percent.


    1. The above financial statement presents the three-month periods ended March 30, 2003 and March 31, 2002. Subsidiaries operating outside the United States are included for the three-month periods ended February 23, 2003 and February 24, 2002.

    2. In March 2003, we sold:
       -- the Adams confectionery business for $4.2 billion in cash
          ($1.8 billion after-tax gain recognized)
       -- the Schick-Wilkinson Sword shaving business for $930 million in cash ($262 million after-tax gain recognized)
       -- the Loestrin and Estrostep women's health product lines for $197 million in cash ($116 million after-tax gain recognized) with a right to receive up to $55.6 million contingent on Estrostep's retaining market exclusivity until the expiration of its patent
       We will recognize the sale of our women's health product line, femhrt, which was completed in April 2003, in our second-quarter 2003 results. The above financial statement reflects these businesses and product lines as discontinued operations for all periods presented.

    3. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result of adopting SFAS No. 143, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle.

    4. On January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. As a result of adopting SFAS No. 142, we recorded non-cash pre-tax charges of $565 million ($410 million net of tax) with $536 million for the impairment provisions related to goodwill in our animal health business, which is included in the Pharmaceutical segment, and $29 million for the impairment provisions related to identifiable intangible assets in our consumer healthcare business
       ($5 million) which is included in the Consumer Products segment, our animal health business ($4 million) which is included in the Pharmaceutical segment, and the Adams confectionery products business ($20 million) which is included as part of discontinued operations. These charges are reported as a one-time cumulative effect of a change in accounting principle.

    5. The financial results for the three-month period ended March 30, 2003 are not necessarily indicative of the results which ultimately might be achieved for the current year.

                    PFIZER INC AND SUBSIDIARY COMPANIES
     RECONCILIATION FROM REPORTED TO ADJUSTED INCOME AND EARNINGS PER SHARE
                              (UNAUDITED)


    (millions of dollars, except per common share data)


                                         First Quarter % Incr./
                                          2003    2002  (Decr.)

    Reported net income                 $4,665  $1,963   138

    Cumulative effect of
     changes in accounting
     principle--net of tax                  30     410   (93)

    Certain significant items and
     merger-related costs--net of tax   (1,951)     60    **

    Adjusted income                     $2,744  $2,433    13

    Reported diluted earnings per
     common share                       $  .76  $  .31   145

    Cumulative effect of
     changes in accounting
     principle--net of tax                  --     .07    **

    Certain significant items and
     merger-related costs--net of tax     (.31)    .01    **

    Adjusted diluted earnings per
     common share                       $  .45  $  .39    15

    ** - Calculation not meaningful.
    Certain amounts and percentages may reflect rounding adjustments.


    1. The above financial information presents the three-month periods ended March 30, 2003 and March 31, 2002. Subsidiaries operating outside the United States are included for the three-month periods ended February 23, 2003 and February 24, 2002.

    2. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result of adopting SFAS No. 143, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle.

    3. On January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. As a result of adopting SFAS No. 142, we recorded non-cash pre-tax charges of $565 million ($410 million net of tax) with $536 million for the impairment provisions related to goodwill in our animal health business, which is included in the Pharmaceutical segment, and $29 million for the impairment provisions related to identifiable intangible assets in our consumer healthcare business
       ($5 million) which is included in the Consumer Products segment, our animal health business ($4 million) which is included in the Pharmaceutical segment, and the Adams confectionery products business ($20 million) which is included as part of discontinued operations. These charges are reported as a one-time cumulative effect of a change in accounting principle.

    4. Adjusted income and diluted earnings per common share as shown above exclude the following items:


       (millions of dollars)                            First Quarter
                                                        2003    2002

       Significant items, pre-tax:
        Gains on sales of discontinued
         businesses/products++                       $(3,746)   $ --
        Gains on sales of product lines+                 (17)    (20)
        Copromotion charges and intellectual
         property rights payments+                       255      --
        Total significant items                       (3,508)    (20)

        Merger-related costs, pre-tax:
        Integration costs--Warner-Lambert                  8      72
        Pre-integration costs--Pharmacia                  80      --
        Restructuring charges--Warner-Lambert              3      37
          Total merger-related costs                      91     109

       Total significant items and merger-related
        costs, pre-tax                                (3,417)     89
       Income taxes                                    1,466     (29)
       Total significant items and merger-related
        costs--net of tax                             (1,951)     60

       Cumulative effect of changes in accounting
        principle--net of tax                             30     410

       Total significant items, merger-related
        costs and cumulative effect of changes in
        accounting principle--net of tax             $(1,921)   $470

       +   Included in Other (income)/deductions--net.
       ++  Included in Discontinued operations--net of tax.


                                             PFIZER INC
                                      SEGMENT/PRODUCT REVENUES
                                         FIRST QUARTER 2003
                                            (UNAUDITED)
                                        (millions of dollars)


                                            QUARTER-TO-DATE
                        WORLDWIDE               U.S.           INTERNATIONAL
                                   %                   %                   %
                    2003    2002  Chg    2003   2002  Chg    2003   2002  Chg
    TOTAL
     REVENUES      8,525   7,747   10   5,433  5,111    6   3,092  2,636   17

    PHARMA-
     CEUTICAL      7,929   7,107   12   5,055  4,674    8   2,874  2,433   18

    TOTAL HUMAN
     PHARMA-
     CEUTICAL      7,548   6,769   11   4,882  4,512    8   2,666  2,257   18

    -CARDIOVASCULAR
     DISEASES      3,469   3,167   10   1,982  1,921    3   1,487  1,246   19
      LIPITOR      2,099   1,852   13   1,380  1,299    6     719    553   30
      NORVASC        983     931    6     436    448   (3)    547    483   13
      CARDURA        135     131    3       5     11  (55)    130    120    8
      ACCUPRIL/
       ACCURETIC     170     176   (3)    113    121   (7)     57     55    4

    -INFECTIOUS
     DISEASES      1,088     931   17     705    595   18     383    336   14
      ZITHROMAX      549     407   35     427    299   43     122    108   13
      DIFLUCAN       285     268    6     163    154    6     122    114    8
      VIRACEPT        66      97  (31)     66     97  (31)      0      0   --
      VFEND           35       0   --      18      0   --      17      0   --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     1,610   1,457   10   1,286  1,217    6     324    240   35
      ZOLOFT         758     740    2     620    630   (2)    138    110   25
      NEURONTIN      624     568   10     522    499    5     102     69   50
      GEODON          78      38  106      69     36   90       9      2  590
      ARICEPT*        55      45   21       0      0   --      55     45   21
      RELPAX          32       1   M+      25      0   --       7      1   M+

    -DIABETES         90      85    6      82     78    5       8      7   15
      GLUCOTROL XL    87      80    8      80     76    6       7      4   39

    -ARTHRITIS        89      87    2       0      1  (95)     89     86    4
      CELEBREX**      28      18   52       0      0   --      28     18   52

    -ALLERGY         293     221   33     293    221   33       0      0   --
      ZYRTEC         293     221   33     293    221   33       0      0   --

    -VIAGRA          475     422   13     293    263   11     182    159   15

    -ALLIANCE
     REVENUE
      (Aricept,
       Bextra,
       Celebrex,
       Spiriva
       and Rebif)    331     300   10     254    238    7      77     62   26

    CAPSUGEL         112      99   13      44     44    2      68     55   22

    ANIMAL HEALTH    269     239   13     129    118    9     140    121   17

    CONSUMER
     HEALTHCARE      596     640  (7)     378    437  (14)    218    203    7


    *  - Represents direct sales under license agreement with Eisai Co., Ltd.

    ** - Represents direct sales under license agreement with Pharmacia
         Corporation.

    M+ - Change greater than one thousand percent.
    Certain amounts and percentages may reflect rounding adjustments. Certain prior year data have been reclassified to conform to the current year presentation.

                                  PFIZER INC
                          SUPPLEMENTAL INFORMATION

SHARES OUTSTANDING AND REPORTED EPS INFORMATION:     1Q03      1Q02
Shares Outstanding (millions) -- Basic EPS        6,101.4   6,205.5
Basic EPS                                           $0.76     $0.32
Adjusted Basic EPS*                                 $0.45     $0.39

Shares Outstanding (millions) -- Diluted EPS      6,161.7   6,305.9
Diluted EPS                                         $0.76     $0.31
Adjusted Diluted EPS*                               $0.45     $0.39

QUESTIONS:

MAJOR INITIATIVES AND ACHIEVEMENTS

Q1)	How did Pfizer perform during the first quarter?

A1)	Pfizer achieved double-digit revenue and adjusted earnings-per-share growth in the quarter, driven by strong performances of both in-line and new products. Revenue growth of 10%, coupled with operating-expense growth on an adjusted basis* of 8%, produced an improved profit margin. A reduction in the effective tax rate and in the number of shares outstanding contributed to growth in reported diluted earnings per share of 145% and in adjusted diluted earnings per share* of 15%.

	During the quarter, Pfizer made substantial progress toward completing the regulatory review of, and the integration planning for, the Pharmacia acquisition. Pfizer and Pharmacia combined operations on April 16. Also during the first quarter, divestitures of several businesses and product lines were substantially completed.

Q2)	Why does Pfizer disclose adjusted income* and adjusted diluted EPS*?

A2)	Pfizer believes investors' understanding of its performance is enhanced by disclosing reported net income excluding cumulative effect of a change in accounting principle, certain significant items, and merger-related costs. Management analyzes the company's performance based on operating results excluding certain significant items and merger-related costs. The Company believes that this basis better portrays the core operations of the Company. As a research-based, global pharmaceutical company, we consider our core operations to be the discovery, development, manufacture, marketing, and sales of market-leading prescription medicines for humans and animals as well as many of the world's best-known over-the-counter products.

*"Adjusted income" and "adjusted diluted earnings per share" are defined as reported net income and reported earnings per share, respectively, excluding certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle.


While we review our businesses and product lines on an ongoing basis for strategic fit with our operations, we do not build or run our businesses with an intent to sell them and, therefore, we have excluded the gains or losses on sales of discontinued businesses or product lines from adjusted income.

In 2000 we acquired the Warner-Lambert Company, and in 2003 we acquired Pharmacia Corporation. These acquisitions have significant integration and restructuring costs attendant to them. We have excluded these costs from adjusted income because integration and restructuring costs are unique to these transactions and will occur over several years due to the global and highly regulated nature of our business.

Finally, we have excluded co-promotion charges and payments for intellectual property rights from adjusted income. These charges occur for products being developed by third parties and before regulatory approvals are received. Such payments are made on an opportunistic basis and are not a regular part of our ongoing internal discovery and development programs.

A reconciliation between net income as reported under accounting principles generally accepted in the United States and adjusted income is included in the attached financial schedule titled "Reconciliation From Reported to Adjusted Income and Earnings per Share."

Q3)	What is the status of the Pfizer/Pharmacia merger?

A3)	The new Pfizer Inc, including the former Pharmacia Corporation, began operations after the merger of the two companies was completed on Wednesday, April 16. The Federal Trade Commission (FTC) accepted a consent decree clearing the way for this merger on Monday, April 14. This consent decree included the following Pfizer product and product-candidate divestitures: the product candidate for overactive bladder darifenacin, the hormone replacement therapy femhrt, three Pfizer products for mastitis in cattle (Dariclox, Amoxi-mast, and Orbenin), Hall's cough drops, and Bonine for motion sickness in the U.S. The consent decree also included the following Pharmacia product and product-candidate divestitures: the selective COX-2 inhibitor for dogs Deramaxx, the anti-itch medicine
Cortaid, and two products under development for sexual dysfunction-intranasal apomorphine and a dopamine 2 receptor agonist. Pharmacia also divested the migraine medicine Axert. The FTC's unanimous vote accepting the consent decree followed a global regulatory review process that included European Commission (E.C.) approval on February 27. In addition to some of the products listed above, the E.C. also required Pfizer's divestiture of Parke-moxin, a penicillin for animals sold in Germany, and of the anti-hypertensive Ketensin sold in the Netherlands. The divestitures required by the FTC and E.C. will have no material impact on Pfizer's future operations or financial results.

Pfizer is committed to providing an update on the initiatives and anticipated outcomes, including financial projections, resulting from the combination of Pfizer and Pharmacia at an analyst meeting, with simultaneous webcast, that Pfizer will host in New York in June. Further details about the meeting will be disclosed in May.

Q4)	What is the status of the Adams, Schick-Wilkinson Sword, and Tetra businesses and selected women's health product lines?

A4) 	On December 17, 2002, Pfizer completed the sale of the Tetra aquarium and pond-supplies business for $238.5 million in cash to The Triton
Fund, a European private equity fund. An after-tax gain of $77 million in net income, or $.01 in diluted earnings per share, was realized in the fourth quarter of 2002. On March 6, 2003, we agreed to sell the oral contraceptives Estrostep and Loestrin and the hormone replacement therapy femhrt to Galen Holdings plc of Britain for $359 million in cash. Estrostep and Loestrin were sold on March 27, and an after-tax gain of $116 million, or $.02 in diluted earnings per share, relating to these two products is reflected in first-quarter 2003 results. The sale of femhrt was contingent on the consummation of Pfizer's acquisition of Pharmacia and was completed on April 17. The sale of femhrt will be recorded in the second quarter of 2003. While Pfizer has divested these selected women's health product lines, the Company remains committed to developing and marketing women's health products.
On March 28, 2003, we completed the sale of the Schick-Wilkinson Sword shaving-products business to Energizer Holdings, Inc., for $930 million in cash. An after-tax gain on the sale of this business of $262 million, or $.04 in diluted earnings per share, was recorded in the first quarter of 2003. On March 31, 2003, we completed the sale of the Adams confectionery business to Cadbury Schweppes plc for $4.2 billion in cash. An after-tax gain on the sale of this business of $1.824 billion, or $.30 in diluted earnings per share, was recorded in the first quarter of 2003.

All revenues and expenses were eliminated from continuing operations in Pfizer's consolidated statement of income. The gains on the sales of these businesses and products and their operating results are recorded under Discontinued Operations-Net of Tax in the consolidated statement of income.

Q5)	What significant business achievements have occurred in 2003?

A5)	The following are advances in commercialization, product development, and licensing of Pfizer products or product candidates achieved since the beginning of 2003:

-- In February 2003, Pfizer received approval to market Zoloft in the U.S. for social anxiety disorder.
-- In March 2003, Pfizer announced that clinical results demonstrated that Zoloft significantly reduces anxiety symptoms in patients with generalized anxiety disorder. Other newly disclosed data show that Zoloft has tolerability advantages over Paxil in the treatment of panic disorder.
-- In March 2003, Pfizer launched Relpax, the 5HT 1b/1d agonist for migraine, in the U.S.
-- In March 2003, Pfizer submitted a filing to European authorities for pregabalin for adjunctive therapy in epilepsy and for neuropathic pain.
-- In March 2003, Pfizer submitted a filing to U.S. authorities for dual therapy of Lipitor and Norvasc for the treatment of high cholesterol and high blood pressure.
-- In March 2003, Pharmacia presented data at the American College of Cardiology on the performance of the selective aldosterone inhibitor Inspra in the EPHESUS clinical trial, showing a statistically significant mortality benefit in the treatment of post-heart-attack patients with evidence of heart failure.
-- In March 2003, Pfizer submitted a supplemental new drug application for Zithromax in the treatment of sinusitis.
-- In April 2003, Pfizer announced that we had entered into a license agreement with Daiichi Pharmaceutical Co., Ltd. to develop DK-507k, a new highly effective oral and intravenous quinolone antibiotic in Phase I clinical trials.
-- In April 2003, Pfizer presented data at the American College of Cardiology on Lipitor's performance in the ASCOT clinical trial, showing a significant reduction in mortality in hypertensive patients taking Lipitor with their antihypertensive medication.
-- In April 2003, Pharmacia submitted a regulatory filing in the U.S. for Inspra in treating congestive heart failure.

REVENUE PERFORMANCE

Q6)	What factors contributed to Pfizer's revenue performance in the first quarter?

A6)	In the quarter, the company achieved revenue growth of 10%, driven by demand for both in-line and newly launched products across most major businesses. Pfizer's human pharmaceutical and animal health revenues grew 11% and 13%, respectively, and its consumer healthcare revenues declined 7%.

Q7)	What was the impact on Pfizer's continuing revenues from volume, price changes, and the effects of foreign exchange in the quarter?

A7)                                           1Q03
      Volume                                  4.7%
      Price                                   2.0%
      Foreign Exchange                        3.3%
      Total Revenue Growth                   10.0%

Changes in foreign exchange rates had a positive effect on revenues in the first quarter of $257 million, primarily due to the weakening of the dollar relative to the euro, British pound, and Japanese yen, offset in part by the weakening of several Latin American currencies relative to the U.S. dollar.



Q8)	What factors contributed to the performance of Pfizer's global pharmaceutical business?

A8)	Pfizer's human pharmaceutical revenues grew 11% to $7.548 billion in the first quarter of 2003 compared to the same period in 2002.
Lipitor, Neurontin, Zithromax, Viagra, Zyrtec, and the collective performance of alliance revenue products (Bextra, Celebrex, Aricept, Rebif, and Spiriva) each generated revenue growth of at least 10%. Ten products representing 69% of worldwide human pharmaceutical revenues grew a combined 17%.

For the twelve months ending December 2002, the most recent period for which twelve-month audit data are available, Pfizer's pharmaceutical sales exceeded market growth in eight of the ten largest markets. During this period, Pfizer achieved double-digit audited sales growth in eight of the top ten markets.

Q9)	How did the Animal Health business perform?

A9)	In the first quarter, Animal Health revenues increased 13% to $269 million, compared to the same period in 2002. Double-digit revenue growth was achieved in both the companion-animal and the livestock businesses.

Q10)	How did Pfizer's Consumer Healthcare business perform?

A10)	Sales of Consumer Healthcare (CHC) products declined 7% to $596 million in the first quarter of 2003, compared to the same period in 2002. The year-over-year decline is due to lower sales of Listerine PocketPaks in the U.S., reflecting a change in demand from initial trial to a more normalized consumption pattern, as well as the impact of the Rx-to-OTC switch of Claritin on the U.S. upper-respiratory business. Partially offsetting these factors were the successful launches of Listerine
PocketPaks in eight countries and strong sales growth by Listerine mouthwash.

PRODUCT PERFORMANCE UPDATE

Q11)	How have sales of Lipitor progressed?

A11)	Worldwide sales of Lipitor increased to $2.099 billion in the first quarter, reflecting growth of 13% compared to the same period in 2002. Lipitor is the most widely prescribed statin for lowering cholesterol and the most widely prescribed pharmaceutical product of any kind in the world. Over 18 million Americans have been prescribed Lipitor to help them lower high cholesterol. With 47% of total prescriptions in the U.S. lipid-lowering market, Lipitor has gained wide physician and patient acceptance based on its ability to bring the vast majority of patients to target cholesterol goals across the full dosing range. The safety profile and efficacy of Lipitor have been demonstrated in more than 400 ongoing and completed clinical trials involving over 80,000 patients and in more than 36 million patient years of therapy.

Results from the Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) were recently presented at the annual meeting of the American College of Cardiology and were published in the April 5, 2003, edition of Lancet. The ASCOT study showed that people with hypertension and normal to mildly elevated cholesterol levels taking Lipitor with their antihypertensive medication had 36% fewer fatal coronary events and non-fatal heart attacks, 27% fewer fatal and non-fatal strokes, and 21% fewer cardiovascular events and procedures than patients treated with placebo. Lipitor patients reduced their risk for heart attacks beyond the risk reduction they already received by taking antihypertensive medicine. Because the cardiovascular benefits in patients taking Lipitor were highly significant, the independent steering committee stopped the cholesterol-lowering arm of the study in October 2002, nearly two years earlier than planned.

There is a significant opportunity for further growth of the cholesterol-lowering market. It is estimated that 54 million Americans are in need of medical therapy for high cholesterol, but less than one-third of these people are actually receiving treatment. Up to 150 million people worldwide with high cholesterol are either not diagnosed or not meeting their cholesterol goals with treatment.

Q12)	What was the reason for the continued sales growth of Norvasc?

A12)	Norvasc sales grew 6% in the first quarter of 2003 to $983 million, compared to the same period in 2002. Norvasc is the fifth-largest-selling drug in the world. Its success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina, and excellent safety and tolerability. Since its introduction in 1990, Norvasc has become the world's most-prescribed branded antihypertensive therapy. Norvasc has been studied in over 400,000 patients and has experienced 28 billion patient-days of therapy worldwide.

In December 2002, the National Heart Lung and Blood Institute published results of the landmark Antihypertensive and Lipid Lowering Therapy to Prevent Heart Attack Trial (ALLHAT) in the Journal of the American Medical Association. The results of ALLHAT, which involved over 42,400 high-risk hypertensive patients nationwide, support Norvasc as an excellent choice to help patients reach their blood-pressure goal. ALLHAT reconfirmed the efficacy and safety of Norvasc in a broad range of patients as well as the importance of lowering elevated blood pressure. Norvasc's results were consistent across all patient groups, including men, women, African-Americans, Hispanics, diabetics, and patients over 65. Norvasc demonstrated results comparable to the diuretic chlorthalidone in the incidence of fatal coronary heart disease, non-fatal heart attacks, strokes, and death. The study found no differences from chlorthalidone in several areas of safety, including severe kidney disease, gastrointestinal bleeding, and cancer. Most hypertensive patients (63% in ALLHAT) require multiple medications to reach their targeted blood-pressure goal, showing the importance to doctors of having a range of medications available.

Beyond Norvasc's current leadership, there continues to be opportunity for growth. Recent data on rates of blood-pressure control show that 57% of all hypertensive patients in the U.S. are not at goal.

Q13)	How is Celebrex performing?

A13)	Celebrex is the #1 branded non-steroidal anti-inflammatory drug (NSAID)
and the #1 COX-2-specific inhibitor in the world. The product provides relief of a variety of painful conditions, including the pain and inflammation of osteoarthritis (OA) and adult rheumatoid arthritis (RA) and treatment of acute pain and primary dysmenorrhea in adults. In addition, Celebrex is approved to reduce the number of adenomatous colorectal polyps in familial adenomatous polyposis-a rare and devastating genetic disease that may result in colorectal cancer-as an adjunct to usual care. Celebrex provides strong efficacy, excellent tolerability, and a proven safety profile. Celebrex is now the COX-2-specific inhibitor approved to treat the broadest range of conditions.

In the first three months of 2003, about 5.9 million U.S. total prescriptions were written for Celebrex, which made it the #1 prescribed arthritis brand. Pharmacia and Yamanouchi jointly submitted a filing for Celebrex in Japan in December 2002.

Q14)	How is Bextra performing?

A14)	Bextra was launched in the U.S. in April 2002 for the relief of the pain and inflammation of OA, adult RA, and for the treatment of primary dysmenorrhea. Since the launch of Bextra, U.S. physicians have dispensed approximately 6.6 million total prescriptions to an estimated
2.8 million arthritis and dysmenorrhea patients. In March 2003, Bextra achieved an 8% share of new prescriptions of the U.S. NSAID market. Celebrex and Bextra together achieved a new-prescription share of 24%. Bextra has received marketing approval in the E.U., and we expect to launch the product in several European countries during 2003.

Bextra offers once-daily dosing for OA and RA patients. The product has a significantly lower incidence of endoscopically detected gastroduodenal ulcers versus traditional NSAIDs (naproxen, ibuprofen, and diclofenac) and significantly less dyspepsia versus naproxen. In controlled comparative arthritis trials of up to 26 weeks, Bextra in daily doses of 10 mg or 20 mg demonstrated an incidence of edema and hypertension similar to comparator NSAIDs.

Q15)	How did Zoloft perform?

A15)	Worldwide sales of Zoloft, a selective serotonin re-uptake inhibitor
(SSRI), increased 2% to $758 million in the first quarter, compared to the same period in 2002. Zoloft is the most-prescribed SSRI in the U.S. It has proven efficacy, safety, and tolerability in mood and anxiety disorders and is approved for the broadest range of such disorders of any antidepressant. Mood and anxiety disorders for which Zoloft is approved include depression, panic disorder, acute and long-term obsessive-compulsive disorder (OCD) in adults and children, post-traumatic stress disorder (PTSD) in adults, pre-menstrual dysphoric disorder, and, with a February 2003 FDA approval, acute and long-term social anxiety disorder (SAD).

This breadth of coverage is important from a clinical perspective, as these mental disorders are widespread and evidence significant co-morbidity. Depression and anxiety disorders affect approximately 20 million and 25 million Americans, respectively, with 50% of patients with depression also having an anxiety disorder during a 12-month period. Zoloft is the only approved agent for the long-term treatment of PTSD and SAD, an important differentiating feature for Zoloft because these disorders tend to be chronic. In a large, global, multi-center study recently presented at a meeting of the Anxiety Disorders Association of America, Zoloft significantly reduced anxiety symptoms in patients with generalized anxiety disorder (GAD). Zoloft was also associated with significant improvement in both quality of life and work productivity in the study. GAD affects an estimated 2.8% of the adult U.S. population, or approximately four million Americans.

As an example of Zoloft's demonstrated safety, Zoloft is indicated for both the acute and long-term treatment of OCD in children and adolescents. In addition, data were submitted to the FDA in December 2001 describing two trials in pediatric depression, which qualified Zoloft for a six-month patent extension.

Q16)	How did Neurontin perform?

A16)	Sales of Neurontin increased 10% to $624 million in the first quarter, compared to the same period in 2002. Almost 10 million patients have been prescribed Neurontin in the U.S. since its approval in 1994.
Neurontin is available in more than 100 countries.

Neurontin has also been approved in more than 60 markets for treatment of a range of neuropathic pain conditions. Neurontin was approved by the FDA in May 2002 for the management of post-herpetic neuralgia
(PHN). PHN is most commonly described as pain in the area affected by herpes zoster persisting at least three months after healing of the skin rash. Herpes zoster is a painful viral infection also known as shingles. In the U.S. alone, more than one million new cases of herpes zoster are diagnosed each year. Approximately 10-15% of all patients with herpes zoster develop PHN, which, once established, can persist for many years. Neurontin is the first oral medication approved in the U.S. for this condition.

Q17)	How did Zithromax perform?

A17)	Zithromax sales increased 35% to $549 million in the first quarter compared to the same period in 2002. Zithromax continues to be the number one branded antibiotic in both oral-solid and liquid-suspension formulations in the U.S. It is the second-largest-selling antibiotic worldwide. The product is recognized by physicians for its broad efficacy, compliance advantages, favorable side-effect profile, and a good-tasting liquid formulation for children.

In September 2002, Pfizer launched the new Zithromax Tri-Pak dosage form, the first and only three-day regimen for the treatment of acute bacterial exacerbations of chronic obstructive pulmonary disease
(COPD), with Zithromax given at a dose of 500 mg once daily. COPD is responsible for 500,000 hospitalizations in the U.S. per year. Intravenous formulations of Zithromax were approved in Italy and Spain in the fourth quarter of 2002. In March 2003, Pfizer submitted a supplemental new drug application to the FDA for use of Zithromax in sinusitis, the respiratory-tract infection requiring the second-highest level of antibiotic expenditures.

Q18)	What factors account for Viagra's performance?

A18)	Viagra is the world's most recognized pharmaceutical brand.  Worldwide sales of Viagra for erectile dysfunction (ED) grew 13% to $475 million in the first quarter, compared to the same period in 2002. The product is among the most widely prescribed medications, with over 120 million prescriptions having been written since launch by nearly 600,000 physicians for more than 20 million men worldwide, including 12 million men in the U.S.

Future Viagra sales growth is expected to come from its unsurpassed medical profile and from progress in the diagnosis and treatment of ED. Viagra's efficacy and safety have been demonstrated in more than 120 clinical trials worldwide and in nearly five years of real-world experience. Studies have shown that Viagra improves erections in up to 82% of men with erectile dysfunction and that 96% of Viagra users report being highly satisfied with the product. It has been used successfully in a broad spectrum of men, including those who suffer from depression, cardiovascular disease, diabetes, and spinal-cord injury. The ED market is significantly underdiagnosed and undertreated. While about half of American men aged 40 to 70 are affected with ED to some degree, only one out of three men with ED in the U.S. and one out of ten such men worldwide are seeking treatment.

Q19)	How did Diflucan perform?

A19)	Diflucan remains the leading systemic antifungal in the world.  Sales of Diflucan increased 6% to $285 million in the first quarter, compared to the same period in 2002. This sales growth, after 14 years on the market, reflects the unique features and benefits of Diflucan and the medical need that it continues to fulfill. It treats systemic fungal infections, often present in critically ill, hospitalized patients, as well as fungal infections of the mouth (thrush), throat, and esophagus. Diflucan is also effective as a single-dose oral treatment for vaginal candidiasis.

Q20)	What factors are driving Zyrtec's growth?

A20)	Sales of Zyrtec, the leading prescription antihistamine in the U.S., grew 33% to $293 million in the first quarter, compared to the same period in 2002. Revenue and prescription gains in the quarter were achieved despite the increased competition in the antihistamine market due to the availability of Claritin over-the-counter (OTC) since
December 2002. Zyrtec's growth in this declining market can be attributed in part to strong performances by Zyrtec Syrup and Zyrtec-D
12 Hour. Zyrtec is now the only prescription antihistamine with a syrup formulation. As of October 2002, Zyrtec became the first and only antihistamine, prescription or OTC, approved for treating year-round allergic rhinitis and chronic idiopathic urticaria in infants as young as six months old, expanding on the existing Zyrtec pediatric indication for seasonal and perennial allergic rhinitis and urticaria for children aged two to 11 years. Zyrtec-D 12 Hour is still the only prescription oral antihistamine/decongestant combination medicine approved to treat both year-round indoor and outdoor allergies as well as nasal congestion. With 30% of all allergy sufferers also experiencing nasal congestion, and with decongestant combinations accounting for about one fifth of total U.S. antihistamine prescriptions, a significant opportunity exists for Zyrtec-D.

Another important driver of Zyrtec's financial performance is the differentiation of its efficacy relative to other products, prescription or OTC. Pfizer and UCB Pharma, who discovered Zyrtec, have substantial published data demonstrating the superior performance of Zyrtec versus Claritin, including two two-day environmental-exposure-unit studies in which Zyrtec provided twice the overall symptom relief of Claritin.

Q21)	How is Aricept performing?

A21)	Aricept continues to lead the Alzheimer's disease (AD) market with a
70% worldwide market share, more than $1 billion of annual sales, and more than one billion cumulative patient days of therapy prescribed.
Its market leadership has been built on a large body of clinical evidence supporting its excellent efficacy and tolerability. About 10% of people over 65 suffer from AD, including four million Americans.
Aricept is approved for the treatment of symptoms of mild to moderate
AD.

Currently, approximately 1.3 million patients suffer from vascular dementia (VaD), the cognitive decline following a stroke. VaD is second only to AD as the most common form of dementia in most parts of the world. In September 2002, Pfizer's co-marketing partner Eisai submitted a supplemental filing in the U.S. for the use of Aricept in the treatment of VaD. This submission is based on the results of two large pivotal studies designed to evaluate the efficacy and safety of Aricept in more than 1,200 VaD patients. The filing in the European Union (E.U.) for VaD was submitted through the mutual recognition procedure in November 2002. Final action from the E.U. is expected in April 2003.

According to new data from a subset analysis of the Moderate to Severe Alzheimer's Disease Study (MSAD) previously published in August 2001, severe AD patients treated with Aricept showed significant improvement in global function, cognition, behavior, and activities of daily living versus placebo. These data, which were presented at the American Academy of Neurology annual meeting, demonstrated that Aricept provided significant benefits versus placebo in everyday tasks and in behavioral symptoms associated with AD. The findings suggest Aricept may provide important benefits for patients with advanced AD.

Q22)	How is Geodon performing?

A22)	Sales of Geodon totaled $78 million in the first quarter of 2003, up
106% compared to the same period in 2002. Over 1.8 million prescriptions have been written for Geodon for over 400,000 patients worldwide. Geodon has been launched in the U.S., Germany, Spain, Brazil, and 23 other markets. Geodon intramuscular (IM) dosage form has been launched in 10 countries. In the U.S., Geodon has become widely accepted, including by the formularies of all state Medicaid programs, the Veterans Administration, and more than 1,200 hospitals.

In clinical trials, Geodon was shown to be as effective as Risperdal and Zyprexa in controlling both positive and negative symptoms, with a lower incidence of extra-pyramidal side effects than Risperdal and significantly less weight gain and changes in other metabolic indices (lipid levels, glucose control) than Zyprexa. Movement disorders and significant weight gain are distressing and stigmatizing to patients and often result in non-compliance. Patients who gain weight may also be at greater risk for cardiovascular complications such as increased lipid levels and poor glycemic control.

The IM formulation of Geodon was launched in September 2002 in the U.S., where it was the first atypical antipsychotic medicine with an IM formulation and approved for treating acute agitation in schizophrenia. Acute agitation is one of the most common psychiatric emergencies and is characterized by uncooperative or even violent behavior. IM medicines are important in this setting because of their rapid onset of action. Geodon also allows for continuity of care, as patients with acute agitation are rapidly controlled with the IM formulation and then make a smooth transition to oral Geodon.

Pfizer has also completed pivotal studies for Geodon in acute mania that are expected to be submitted in a filing for this indication later this year. In a recent study published in the American Journal of Psychiatry, Geodon was shown to produce rapid, sustained improvements in manic symptoms when compared to placebo, with significant improvements observed within two days of treatment and maintained throughout the three-week study.

The FDA is currently reviewing a filing of a new oral-suspension formulation for Geodon. This dosage form will allow increased flexibility in dosing and facilitate treatment of patients who are unable to swallow capsules.

Q23)	What is the status of Relpax?

A23)	Relpax, an oral 5-HT 1b/1d agonist for the acute treatment of migraine, had sales of $32 million in the first quarter. Relpax was launched in the U.S. in March and is currently marketed in 24 other countries, including most of Europe and Japan.

Through an extensive clinical-trials program involving more than 9,000 patients and more than 70,000 migraine attacks, Relpax has consistently demonstrated powerful efficacy. In a study published in the March issue of Headache, Relpax 40 mg demonstrated better relief of migraine pain and associated symptoms, including nausea and sensitivity to light and sound, and more rapid improvement in patient functioning compared to sumatriptan 100 mg.

While an estimated 28 million Americans -- one in five women and one in 15 men -- experience migraines, this disorder remains significantly underdiagnosed and undertreated. Most migraine sufferers are between the ages of 25 and 50, the most productive years of life. Migraines cost American employers about $13 billion annually because of missed workdays and lost productivity. Migraine sufferers spend nearly $20 billion per year on therapies, many of them suboptimal. Pfizer's demonstrated medical marketing expertise is expected to help reach the large population of migraine sufferers throughout the world who are unsatisfied with existing treatments or are not being treated at all.

Q24)	What is the current status of Pfizer's new antifungal Vfend?

A24)	Worldwide sales of Vfend were $35 million in the first quarter.  Vfend was launched in both oral and intravenous forms in August 2002 in the U.S. and in September 2002 in Europe. In the U.S., Vfend is indicated for primary treatment of acute invasive aspergillosis and salvage therapy for rare but serious fungal infections caused by the pathogens Scedosporium apiospermum and Fusarium spp. In Europe, Vfend is also approved for the treatment of fluconazole-resistant serious invasive
Candida infections (including C. krusei). In the largest prospective comparative clinical trial ever conducted in invasive aspergillosis, a deadly fungal infection occurring in immunocompromised patients, 53% of patients who started therapy with Vfend had a successful response at 12 weeks, compared to 32% of those who started therapy with amphotericin
B. Additionally, Vfend offered patients a 22% relative survival benefit versus amphotericin B. The number of hospitalized patients at risk for serious fungal infections is growing, as more patients undergo bone marrow/stem cell and solid organ transplants, as well as aggressive chemotherapy for cancer. Fungal infections in these immuno-compromised patients are associated with high morbidity and mortality and require prompt and effective treatment.

Vfend can be administered both orally and intravenously, unlike most currently available treatments, which are available in intravenous form only. This allows patients to step down in therapy from intravenous to oral administration and potentially allows the patient to be discharged from the hospital sooner.

Q25)	What is the status of Spiriva?

A25)	Spiriva is the first once-a-day inhaled bronchodilator treatment for chronic obstructive pulmonary disease (COPD) and a significant advance over other treatment options. The product was discovered and developed by Boehringer Ingelheim (BI) and is co-promoted by Pfizer and BI in Germany, Canada, the U.K., Australia, Spain, and other countries. The product has been well received and is expected to be available in more than 40 countries by the end of 2003. Pfizer records a portion of Spiriva revenue as alliance revenue.

In September 2002, an advisory committee to the FDA recommended that Spiriva be approved for the long-term, once-daily maintenance treatment of bronchospasm associated with COPD. In December 2002, Spiriva received an approvable letter from the FDA. BI, with Pfizer's assistance, continues to work closely with the FDA to ensure that the product is made available to patients as soon as possible.

COPD is a chronic respiratory disorder that includes chronic bronchitis and emphysema and is characterized by limited airflow accompanied by symptoms such as dyspnea (shortness of breath), cough, wheezing, and increased sputum production. In the U.S. alone, there are approximately 17 million sufferers of COPD, although up to 50% remain undiagnosed. Patients often suffer symptoms for many years before being diagnosed and getting appropriate treatment. It is estimated that one in five smokers will develop COPD, which is the fifth-leading cause of death worldwide and the fourth-leading cause of death in the U.S. Data from clinical trials involving more than 3,000 patients worldwide have demonstrated that Spiriva is highly effective in providing sustained bronchodilation and is well tolerated, with dry mouth as the main side effect. In December 2002, a large clinical trial (UPLIFT - Understanding the Potential for Long-term Impacts with Tiotropium) was initiated to better characterize the long-term health benefits of Spiriva. UPLIFT will enroll up to 6,000 patients from 37 countries.

Q26)	What is the status of Pfizer's co-promotion of Rebif with Serono?

A26)	Rebif (interferon beta 1-a) was discovered and developed by Serono and is co-promoted by Pfizer and Serono in the U.S. Pfizer records a portion of Rebif revenue as alliance revenue. Rebif has been shown to decrease the frequency of clinical exacerbations and delay the accumulation of physical disability associated with relapsing forms of multiple sclerosis (MS). MS is a chronic inflammatory condition of the nervous system and is the most common non-traumatic neurological disease in young adults, affecting approximately 350,000 Americans.
While symptoms of MS can vary, the most common include blurred vision, numbness or tingling in the limbs, and problems with strength and coordination. The relapsing forms of the disease are the most common.

Data from the EVIDENCE study, published in Neurology, showed that Rebif was more effective than Avonex in reducing relapses and active brain lesions in patients with relapsing remitting MS over 24 and 48 weeks of therapy. The study, which involved 677 patients with relapsing remitting MS, showed that 75% of patients who received Rebif did not have a relapse after 24 weeks of treatment compared to 63% of patients treated with Avonex. The improvement was sustained at 48 weeks, at which point 62% of Rebif patients were relapse-free, as compared to 52% of Avonex patients. Rebif was launched in March 2002 after Avonex's orphan drug status was rescinded due to Rebif's superior efficacy, based on reduction of magnetic resonance imaging activity, relapses,
and progression of disability.   Pfizer began co-promoting the product
in the U.S. in October 2002.

Q27)	What is the status of pregabalin?

A27)	A filing for pregabalin for neuropathic pain and adjunctive therapy in epilepsy was submitted in Europe in March 2003. Pregabalin modulates a distinct calcium channel on the GABA receptor in treating a range of neurological disorders. As planned, an NDA submission in the U.S. is expected later this year for neuropathic pain, adjunctive therapy in epilepsy, and generalized anxiety disorder (GAD). Since regulatory requirements for GAD differ between the U.S and Europe, requiring additional comparative studies in Europe, we are awaiting additional data to provide further support for the European filing submission of pregabalin for GAD. We have presented positive data from a Phase II study of pregabalin in fibromyalgia at several medical congresses. If the outcomes of planned fibromyalgia studies are positive, we will seek approval for an indication in this condition.

Q28)	What is the status of Lipitor/Norvasc dual therapy?

A28)	A filing for dual therapy of Lipitor and Norvasc was submitted to the
FDA in March. We believe this product will make a significant contribution to the management of cardiovascular disease by treating two of the most common risk factors. Between 35 percent and 50 percent of patients with high blood pressure also suffer from high cholesterol, and vice versa.

OTHER FINANCIAL MATTERS

Q29)	What caused cost of sales to grow at a faster rate than revenues in the first quarter?

A29)	Cost of sales increased 13% in the first quarter, compared to a 10%
increase in total revenues. The primary contributing factor was the negative impact of foreign exchange. Excluding foreign exchange, cost of sales increased 4% in the first quarter.

Q30)	What factors affected the 8% increase in selling, informational &
administrative expenses and 3% increase in R&D spending in the quarter?

A30)	The rates of expense growth reflect increased support for existing and new products, partially offset by the deferral of specific initiatives and by decisions to keep open positions unfilled given the pending acquisition of Pharmacia.

Q31)	What were the principal factors affecting other (income)/deductions?
net?

A31)  ($ millions)                              First Quarter
      (Income)/Deductions                       2003    2002
      Net Interest Income                       ($34)   ($32)
      Co-Promotion Charges and Payments for
         Intellectual Property Rights            255     --
      Amortization of Definite-Lived
         Intangibles                               4      4
      Gains on the Sales of Product Lines        (17)   (20)
      Other                                      (25)   (40)
      Other (Income)/Deductions-Net             $183   ($88)

	Other deductions-net of $183 million pre-tax were recorded in the first quarter of 2003 versus other income-net of $88 million in the same period in 2002. The difference is principally due to a $100 million payment to Eyetech Pharmaceuticals, Inc., related to an agreement to jointly develop and commercialize Macugen, a potential treatment for age-related macular degeneration and diabetic macular edema; a $100 million payment to Neurocrine Biosciences, Inc., related to an agreement for the worldwide development and commercialization of indiplon, a potential treatment for insomnia; and $55 million related to other intellectual property rights.

Q32)	What was Pfizer's effective tax rate in the first quarter?

A32)	The effective tax rate of 23.7% used in calculating adjusted net income from continuing operations in the first quarter of 2003 was lower than the 24.7% rate used for the first quarter of 2002 due to changes in product mix and tax-planning initiatives. The higher effective tax rate (41.2%) for discontinued operations in the first quarter of 2003 largely reflects the geographic location of the divested businesses, which for the most part are located in relatively high-tax jurisdictions.

Q33)	What is the status of Pfizer's share-purchase program?

A33)	In June 2002, the company announced a new authorization to purchase up to $10 billion of the company's common stock. This program was subsequently increased to authorize Pfizer and its affiliates to purchase up to $16 billion of common stock. To date, approximately 154 million shares have been purchased under this authorization, at a total cost of about $4.6 billion, including 51.9 million shares purchased during the first quarter of 2003 at a total cost of about $1.6 billion.
The remaining $11.4 billion of this authorization is expected to be completed during 2003.

IMPROVING PATIENT ACCESS

Q34)	What initiatives is Pfizer supporting to ensure that patients have access to innovative medicines--both in the U.S. and worldwide?

A34)	a)	Share Card: On January 15, 2002, we launched an innovative
prescription benefit program called the Pfizer for Living Share Card.
The program is designed to help a targeted group of patients access tools to manage their health. The program includes three elements: a membership card that enables patients to receive up to a 30-day supply of a Pfizer medicine for $15, a help line to assist low-income senior citizens in learning about other healthcare services and benefits, and easy-to-read health information on 16 common medical conditions. The Pfizer Share Card is available to Medicare enrollees with annual gross incomes of less than $18,000 ($24,000 for couples) who lack prescription-drug coverage or who are not eligible for Medicaid or any other publicly funded prescription benefit programs.

The response to the Share Card has been overwhelmingly positive. The Pfizer Share Card can be used at more than 50,000 retail pharmacies nationwide, representing 97% of all U.S. pharmacies. Since the program's announcement, the Share Card call center has:

--  Received more than 1.8 million inquiries
--  Received more than 967,000 requests for applications
--  Reviewed more than 399,000 completed applications
-- Enrolled more than 317,000 members, and -- Filled more than 1.6 million Pfizer prescriptions

b) Donation of Medicines: Pfizer's Sharing the Care program, now in its tenth year, provides medication to low-income, uninsured patients. It served 100,000 patients in the quarter, bringing the total since inception to 2.3 million patients. During 2002, Pfizer donated products valued at $411 million in the U.S. and $117 million in other countries.

c) HIV/AIDS: For several years, Pfizer has been working with a number of international organizations to battle HIV/AIDS in South Africa and many other developing nations of the world. The Diflucan Partnership Program was developed to offer Diflucan at no charge to HIV/AIDS patients in the 50 least-developed countries where the disease is most prevalent, as identified by the United Nations. Patient numbers and clinical sites continue to increase, with more than two million doses dispensed and more than 81,000 prescriptions processed. Over 11,000 health workers have been trained through our partnership with the International Association for Physicians in AIDS Care. The Ministry of Health of South Africa has cited the Diflucan Partnership Program as a model for donation programs. Patients now receive Diflucan through 780 medical facilities in 15 countries. In the 50 least-developed countries with an HIV prevalence of greater than one percent, roughly 12 million people are reported to be infected with HIV/AIDS. Although Diflucan is not a treatment for HIV/AIDS, it has proven highly effective in treating two opportunistic infections, cryptococcal meningitis and esophageal candidiasis, that afflict large numbers of people with HIV/AIDS. In addition, The Pfizer Foundation awarded $2 million in grants to 14 organizations to support innovative HIV/AIDS health literacy programs in developing countries.

Ground has been broken for the Infectious Diseases Institute -- a Pfizer-funded, state-of-the-art treatment and training facility for HIV/AIDS at Makerere University in Kampala, Uganda. Construction is expected to be completed by early 2004. In early 2002 the Academic Alliance for AIDS Care and Prevention began offering enhanced clinical services in temporary facilities, serving over 1,800 patients. Training for physicians in HIV/AIDS care and prevention has already begun, with 60 graduates to date.

	In the U.S., Pfizer's patient assistance programs include special programs to help low-income, uninsured patients with HIV/AIDS get the medicines they need. Pfizer donates Viracept (a protease inhibitor) and Rescriptor (a non-nucleoside reverse transcriptase inhibitor) as well as the antifungals Diflucan and Vfend and the antibiotic Zithromax for AIDS-related opportunistic infections. In 2002, we donated approximately $5 million worth of medicines for these uses. Pfizer and its Agouron subsidiary have also supported AIDS organizations in the U.S. that develop educational tools and provide services and resources for patients and their families.

The Pfizer Foundation is planning a new HIV/AIDS grants initiative targeting states in the South with the highest number of newly reported cases and those that lack the resources to combat the epidemic. The program will support prevention programs targeted to reach multicultural communities and women, among whom the disease is growing most dramatically.

d)	Trachoma Initiative: Since its founding in 1998, the International
Trachoma Initiative (ITI), of which Pfizer is an active partner, has made measurable and meaningful progress toward its goal of helping to eliminate the world's leading cause of preventable blindness. Through December 2002, ITI-supported programs in nine countries in Africa and Asia delivered nearly five million Zithromax treatments to patients with active infection and reached nearly 20 million people with health education activities and 50,000 people receiving sight-preserving surgery. Data from Morocco, Tanzania, and Vietnam demonstrate that the program is having an overwhelming impact on this terrible disease: the prevalence of severe, inflammatory trachoma has been reduced in these countries by as much as 75%.

e)	Malaria Therapies: Pfizer is partnering with a number of
organizations, including the World Health Organization (WHO) and the National Institutes of Health, to develop combination therapies for treating malaria. Combinations of artesunate and camoquine (a legacy Parke-Davis product) and of Zithromax and cloroquine are currently being studied. Should these combinations prove effective, the company will partner with non-governmental organizations, governments, and the WHO to ensure broad access to them for patients in the developing world who cannot afford treatment.

EVENTS FOR INVESTORS

Q35)	When is Pfizer's conference call?

A35)	Pfizer will be holding a conference call for analysts and investors to discuss first-quarter business performance at 3:00 PM today. To ensure universal access, the conference call will be simultaneously broadcast over Pfizer's corporate website (www.pfizer.com) and will be archived for seven days thereafter.

Q36)	When is Pfizer's next analyst meeting?

A36)	We will be hosting an analyst meeting, with simultaneous webcast, in
New York in June. Further details about the meeting will be disclosed in May. At the meeting, Pfizer senior management will review the financial, sales, marketing, research and development, and public-policy operations and initiatives of the post-merger Company.